Exhibit 10.1

WAIVER, CONSENT AND FOURTH AMENDMENT
to
Loan and security agreement

This WAIVER, CONSENT AND FOURTH Amendment to Loan and Security Agreement (this “Agreement”) is entered into this 30th day of October, 2020, by and between SILICON VALLEY BANK, a California corporation (“Bank”), and LIVONGO HEALTH, INC., a Delaware corporation (“Borrower”).

Recitals

A.            Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 12, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of October 2, 2019 by and between Bank and Borrower, as further amended by that certain Second Amendment to Loan and Security Agreement dated as of June 1, 2020 by and between Bank and Borrower, and as further amended by that certain Third Amendment to Loan and Security Agreement dated as of June 1, 2020 by and between Bank and Borrower (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.             Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.             Borrower has advised Bank that it has entered into that certain Agreement and Plan of Merger dated as of August 5, 2020 (the “Merger Agreement”), by and among Borrower, Teladoc Health, Inc., a Delaware corporation (the “Teladoc”) and Tempranillo Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) and a wholly-owned subsidiary of Teladoc, pursuant to which upon the Closing (as defined in the Merger Agreement), among other things, (i) the Merger (as defined in the Merger Agreement, the “Merger”) shall be consummated, whereby Merger Sub shall merge with and into the Borrower, with Borrower being the surviving corporation and following which Borrower shall become a wholly-owned Subsidiary of Teladoc, (ii) the Special Dividend (as defined in the Merger Agreement) shall have been declared, and (iii) the other Transactions (as defined in the Merger Agreement) to be consummated at such time shall be consummated, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement (collectively, the “Merger Transactions”).

D.            Borrower acknowledges that the consummation of the Merger Transactions without the Bank’s prior written consent thereto would result in Borrower being in default of some or all of Sections 7.1, 7.2, 7.3, and/or 7.7 (the “Anticipated Default”).

E.             Borrower has requested that Bank (a) waive the Anticipated Default, (b) consent to the Merger Transactions, and (c) amend the Loan Agreement to make certain other revisions to the Loan Agreement as more fully set forth herein.

F.             Although Bank is under no obligation to do so, Bank is willing to (i) waive the Anticipated Default, (ii) consent to the Merger Transactions, and (iii) make certain modifications to the Loan Agreement as more fully set forth herein, but only to the extent and in accordance with the terms and subject to the conditions described below and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.              Definitions. Capitalized terms used but not defined in this Agreement, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2.              Reaffirmation of Obligations. Borrower (a) ratifies, confirms, and reaffirms the Obligations and (b) acknowledges and agrees that (i) the Loan Agreement and each of the other Loan Documents remain in full force and effect in accordance with the original terms, except as expressly modified hereby and (ii) the Loan Agreement and the other Loan Documents shall continue to secure all Obligations as stated therein.

3.              Reaffirmation of Security Interest in the Collateral. Borrower acknowledges and agrees that (i) the security interests and Liens in the Collateral granted by Borrower under the Loan Agreement and the other Loan Documents shall remain in place, unimpaired by the transactions contemplated by this Agreement, and Bank’s priority with respect thereto shall not be affected hereby or thereby and (ii) the Loan Agreement and the other Loan Documents shall continue to secure all Obligations as set forth therein. Nothing in this Agreement is intended to impair or limit the validity, priority or extent of Bank’s security interests in and Liens upon the Collateral.

4.              Waiver of the Anticipated Default. Borrower acknowledges and agrees that unless the Anticipated Default is waived by Bank, such Anticipated Default would constitute an Event of Default under the Loan Documents. Bank hereby waives the Anticipated Default, subject to the satisfaction of each of the conditions precedent set forth in Section 11 of this Agreement. Bank’s agreement to waive the Anticipated Default shall in no way obligate Bank to make any other modifications to the Loan Agreement or to waive Borrower’s compliance with any other terms of the Loan Documents, and shall not limit or impair Bank’s right to demand strict performance of all other terms and covenants as of any date. The waiver set forth above shall not be deemed or otherwise construed to constitute a waiver of any other provision of this Agreement, the Loan Agreement or the other Loan Documents in connection with any other transaction.

5.              Consent to the Merger Transactions.

5.1               Consent. Subject to satisfaction of the terms and conditions of this Agreement, Bank hereby (a)  consents to the Merger Transactions and (b) agrees that the Merger Transactions shall not, in and of itself, constitute a breach of Sections 7.1, 7.2, 7.3 or 7.7 of the Loan Agreement. The consent set forth in this Section 5 shall not be deemed or otherwise construed to constitute a consent or waiver of any provisions of the Loan Agreement or any other Loan Document in connection with any other transaction.

5.2               Notification after Consummation of Merger Transaction. Borrower hereby acknowledges and agrees that it shall notify Bank in writing within two (2) Business Days of the consummation of the Merger Transactions (or of the Borrower having knowledge that the Merger Transactions will not occur or be consummated), and Borrower shall provide Bank along with such notification of the consummation of the Merger Transactions, all true, correct and complete copies of Borrower’s merger certificate, Borrower’s most current Operating Documents after the consummation of the Merger Transaction, and any other documents or materials relating to Borrower that are filed with the Secretary of State of Delaware or the SEC as a result of the consummation of the Merger Transaction.

6.              Amendment to Loan Agreement.

6.1               Section 6.7 (Accounts).  Notwithstanding anything to the contrary in Section 6.7 of the Loan Agreement, solely for the period commencing on October 30, 2020 and continuing through and including November 4, 2020, the aggregate balance of cash and Cash Equivalents in Borrower’s and all of its Subsidiaries’ (including Domestic Subsidiaries and Foreign Subsidiaries) operating and deposit accounts with Bank and Bank’s Affiliates may be less than Sixty Million Dollars ($60,000,000).

7.             Limitation of Waiver, Consent and Amendments.

7.1               The waiver, consent and amendments set forth in Section 4, 5 and 6 above, respectively, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

7.2               This Agreement shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

7.3               In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

8.             Representations and Warranties. To induce Bank to enter into this Agreement, Borrower hereby represents and warrants to Bank as follows:

8.1               Attached hereto as EXHIBIT A are true, correct and complete copies of the Merger Agreement and all documents attached as exhibits, schedules or annexes to the Merger Agreement, and all amendments, waivers and supplements to the foregoing through the date hereof (collectively, the “Merger Transaction Documents”). As of the date hereof, the Merger Transaction Documents attached hereto have not been modified, changed, supplemented, canceled, amended or otherwise altered or affected. The Merger Transactions and the transactions contemplated by the Merger Transaction Documents will be effected, closed and consummated pursuant to, and in accordance with, the terms and conditions of the Merger Transaction Documents and with all applicable laws;

8.2               Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date), and (b) no Event of Default has occurred and is continuing;

8.3               Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

8.4               The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

8.5               The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized;

8.6               The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

8.7               The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

8.8               This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

9.             Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

10.          Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

11.          Conditions to Effectiveness. This Agreement shall be deemed effective upon (a) the due execution and delivery to Bank of this Agreement by each party hereto, (b) Bank’s receipt of the Merger Transaction Documents, and (c) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Agreement and review of the Merger Transaction Documents.

12.           Miscellaneous.

12.1           This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

12.2           Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.           Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK:		BORROWER:

SILICON VALLEY BANK		LIVONGO HEALTH, INC.

By:	/s/ Mark Davis	By:	/s/ Lee Shapiro
Name:	Mark Davis	Name:	Lee Shapiro
Title:	Vice President	Title:	Chief Financial Officer

[Signature Page to Waiver, Consent and Fourth Amendment to Loan and Security Agreement]

EXHIBIT A

Merger Transaction Documents

[See attached]

Exhibit A